                          SCHEDULE 14A (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

Filed by the Registrant [X]

Filed by a Party Other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          GENERAL SEMICONDUCTOR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a 6(i)(1) and O-11

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           GENERAL SEMICONDUCTOR LOGO

                          GENERAL SEMICONDUCTOR, INC.

                             TEN MELVILLE PARK ROAD
                            MELVILLE, NEW YORK 11747

                                                                  March 31, 1999

Dear Fellow Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of General Semiconductor, Inc., to be held on Wednesday, May 12, 1999, at 10:00 a.m., local time, at the Chase Manhattan Bank, 270 Park Avenue -- 11th Floor, New York, New York 10017.

     At the meeting, we will review General Semiconductor's activities over the past year, as well as the outlook for 1999. The Secretary's formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the meeting.

     We hope that you will be able to attend the meeting in person. However, whether or not you plan to attend, please fill in, sign, date and return your proxy in the enclosed envelope as soon as possible so that your vote will be counted. This year, if your shares are held in a participating bank or brokerage account, you may be eligible to vote over the Internet, or by telephone, as an alternative to mailing the traditional proxy card. Please see "Voting Electronically via the Internet or Telephone" in the Proxy Statement for further details.

                                          Sincerely,

                                          LOGO
                                          Ronald A. Ostertag
                                          Chairman of the Board

                          GENERAL SEMICONDUCTOR, INC.

                             TEN MELVILLE PARK ROAD
                            MELVILLE, NEW YORK 11747
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 1999
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of General Semiconductor, Inc. (the "Company") will be held at 10:00 a.m., local time, on May 12, 1999 at Chase Manhattan Bank, 270 Park Avenue -- 11th Floor, New York, New York 10017 for the following purposes:

     1. To elect six directors of the Company to serve until the next annual meeting of stockholders and until the election and qualification of their respective successors;

     2. To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's auditor for the fiscal year ending December 31, 1999; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Company's common stock at the close of business on March 15, 1999 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. Such stockholders may vote in person or by proxy.

     Stockholders who find it convenient are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please fill in, sign, date and return the accompanying proxy in the enclosed envelope. No postage is required if mailed in the United States. If your shares are held in a participating bank or brokerage account and you elected to receive the Proxy Statement and Annual Report electronically over the Internet you will not receive a paper proxy and should vote online, unless you cancel your enrollment. If your shares are held in a participating bank or brokerage account and you did not elect to receive materials through the Internet, you may be eligible to vote your proxy over the Internet or by telephone. Please see "Voting Electronically via the Internet or Telephone" in the Proxy Statement for further details.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Stephen B. Paige
                                          Secretary

Melville, New York
March 31, 1999

                          GENERAL SEMICONDUCTOR, INC.

                             TEN MELVILLE PARK ROAD
                            MELVILLE, NEW YORK 11747
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of General Semiconductor, Inc., a Delaware corporation, (the "Company" or "General Semiconductor"), to be used at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., local time on Wednesday, May 12, 1999, at Chase Manhattan Bank, 270 Park
Avenue -- 11th Floor, New York, New York, 10017 and at any adjournments thereof.

     Holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), as of the close of business on March 15, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting or any adjournments thereof. As of the Record Date, there were 36,820,778 shares of Common Stock outstanding and entitled to vote and a majority, or 18,410,390 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the Annual Meeting, including election of directors. This proxy statement and the accompanying form of proxy are first being mailed and sent electronically on or about March 31, 1999 to stockholders entitled to vote at the Annual Meeting.

                           1997 COMPANY RESTRUCTURING

     On January 7, 1997 the Board of Directors of General Instrument Corporation ("GI") approved a plan to divide GI into three separate companies. To effect the transaction, GI (i) transferred all the assets and liabilities relating to the manufacture and sale of broadband communications products used in the cable television, satellite, and telecommunications industries, and all rights to the related GI trademarks, to its wholly-owned subsidiary NextLevel Systems, Inc., and all the assets and liabilities relating to the manufacture and sale of coaxial, fiber optic and other electric cable used in the cable television, satellite and other industries to its wholly-owned subsidiary CommScope, Inc. and (ii) distributed all of the outstanding shares of capital stock of each of NextLevel Systems, Inc. and CommScope, Inc. to GI's stockholders on a pro rata basis as a dividend (the "Distribution") in a transaction that was finalized on July 28, 1997 (the "Distribution Date"). On the Distribution Date, NextLevel Systems, Inc. and CommScope, Inc. began operating as independent entities with publicly traded common stock. GI retained no ownership in either NextLevel Systems, Inc. or CommScope, Inc. Concurrent with the Distribution, GI changed its name to General Semiconductor, Inc. and effected a one-for-four reverse stock split (the "Stock Split"). Unless otherwise specifically indicated to the contrary, all share and per share information set forth in this Proxy Statement gives effect to the Stock Split. On February 2, 1998 NextLevel Systems, Inc. changed its name to General Instrument Corporation.

                        VOTING AND REVOCATION OF PROXIES

VOTING

     Whether or not you are able to attend the Annual Meeting, you are urged to vote your proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. If no directions are specified, such proxies will be voted FOR the election of each person nominated for election as a director and FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's auditor for the fiscal year ending December 31, 1999 and in the discretion of the proxy holders, as to other matters that may properly come before the Annual Meeting.

     The holders of a majority of the shares of Common Stock entitled to vote at the meeting, present in person or by proxy, constitute a quorum. If a quorum is present: (i) the affirmative vote of the holders of a plurality of the shares present, in person or by proxy, and entitled to vote thereon will be required for election of directors; and (ii) the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote thereon will be required to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's auditor. An automated system administered by the Company's transfer agent tabulates the votes. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included; abstentions and broker non-votes are excluded. For purposes of determining whether the affirmative vote of a majority of the shares present at the meeting and entitled to vote on a proposal has been obtained, abstentions will be included in, and broker non-votes will be excluded from, the number of shares present and entitled to vote. Accordingly, abstentions will have the effect of a vote "against" the matter (other than the election of directors) and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve the majority vote.

VOTING ELECTRONICALLY VIA THE INTERNET OR TELEPHONE

     Stockholders whose shares are registered in the name of a participating bank or brokerage firm and who elected to receive the Company's Annual Report and this Proxy Statement over the Internet will be receiving an email on or about March 31, 1999 with information on how to access stockholder information and instructions for voting. If your shares are registered in the name of a participating bank or brokerage firm and you have not elected to receive the Company's Annual Report and this Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A number of banks and brokerage firms participate in the ADP Shareholder Preference Database program. This program provides eligible stockholders who receive a paper copy of a company's annual report and proxy statement with the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in the ADP program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided.

REVOCATION

     A stockholder giving a proxy may revoke it at any time before it is voted by delivery to the Company's Secretary of a subsequently executed proxy or a written notice of revocation. In addition, voting by telephone, Internet or mail will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.

                                 ANNUAL REPORT

     The Company's Annual Report to Stockholders for the year ended December 31, 1998 is being mailed with this Proxy Statement and the accompanying form of proxy to stockholders entitled to vote at the Annual Meeting. Copies of the Company's Annual Report are available on the Company's World Wide Web site at www.gensemi.com. Stockholders are referred to that report for financial and other information about the activities of the Company. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part of it.

                             ELECTION OF DIRECTORS

     The following table sets forth names and information as to the nominees for election as directors of the Company. Unless otherwise directed, proxies will be voted FOR the nominees listed below. If any one or more of the nominees is unable to serve for any reason or withdraws from nomination, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors (the "Board"). Except with respect to Mr. Klinsky, the Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. On August 26, 1998, the Company filed a Registration Statement on Form S-3 for the distribution by the two partnerships affiliated with Forstmann Little & Co. to their individual partners of the shares of Common Stock held by such partnerships and the subsequent resale to the public of such shares by the individual partners. The timing of such distribution and resale is uncertain. Mr. Klinsky has advised the Company that he intends to resign prior to such distribution. If the distribution occurs, and

Mr. Klinksy resigns prior to the Annual Meeting, the Company does not intend to recommend a substitute nominee for election at the Annual Meeting, but intends that the Board would fill the vacancy in the Board at a later date. All of the nominees are presently serving as directors of the Company and have served since July 25, 1997, except Mr. Klinsky who has served as a director since 1992.

NAME, AGE AND CURRENT
PRINCIPAL OCCUPATION                                      INFORMATION
---------------------                                     -----------
Steven B. Klinsky, 42             Steven B. Klinsky served as a director of General Instrument
  General Partner,                Corporation of Delaware from August 1990 to March 1992, when
  Forstmann Little & Co.          he was elected to serve as a director of GI. He has been a
                                  General Partner of FLC XXIX, L.P., the General Partner of
                                  Forstmann Little & Co., since December 1986.
Ronald A. Ostertag, 58            Ronald A. Ostertag has been Chairman, President and Chief
  Chairman, President, and        Executive Officer of General Semiconductor, Inc. since July
  Chief Executive Officer of the  25, 1997. Previously he held the position of Vice President
  Company                         of GI since February 1989 and President of GI's Power
                                  Semiconductor Division since September 1990.
Ronald Rosenzweig, 61             Ronald Rosenzweig is Chairman of Anadigics, Inc., an
  Chairman of Anadigics, Inc.     electronics company he co-founded in 1985. He has been a
                                  Director of Anadigics, Inc. since 1985 and served as its
                                  President and Chief Executive Officer from 1985 until
                                  October 1998.
Peter A. Schwartz, 55             Peter A. Schwartz is the Chief Financial Officer of
  Chief Financial Officer of      InterWorld Corporation, a privately held provider of
  InterWorld Corporation          Internet commerce software and services. Prior to joining
                                  InterWorld, Mr. Schwartz was Senior Vice President and Chief
                                  Financial Officer of Computer Associates International,
                                  Inc., a business software company, from 1987 until June
                                  1998.
Samuel L. Simmons, 69             Samuel L. Simmons was Senior Vice President and Director --
  Retired                         Corporate Development of ITT Corporation from 1987 until his retirement in 1994.
Prof. Gerard T. Wrixon, 58        Prof. Gerard T. Wrixon is President of University College,
  President of University         Cork, Ireland. Previously, he founded and was Director of
  College, Cork, Ireland          National Microelectronics Research Centre from 1982 until
                                  January 1999. Prof. Wrixon has held teaching and research
                                  positions at a number of leading educational institutions
                                  and research facilities, including Loyola University, Los
                                  Angeles, and Bell Telephone Laboratories. He is a director of DII Group, Inc., and Farran Technology Ltd.

               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company directs the management of the business and affairs of the Company and conducts its business through meetings of the Board and three standing committees: Executive, Audit and Compensation. In addition, special committees may be established under the direction of the Board when necessary to address specific issues. The Company has no nominating or similar committee.

BOARD MEETINGS; COMMITTEES OF THE BOARD

     In 1998 the Board of Directors of the Company held six meetings. Each incumbent director attended 75% or more of the aggregate of (i) meetings of the Board held during the period for which he served as a director and (ii) meetings of all committees held during the period for which he served on those committees.

     The EXECUTIVE COMMITTEE has the authority, between meetings of the Board of Directors, to exercise all powers and authority of the Board in the management of the business and affairs of the Company that may be lawfully delegated to it under Delaware law and the Company's By-Laws. The Executive Committee consists of: Ronald A. Ostertag, Chairman; Steven B. Klinsky; Ronald Rosenzweig; and Prof. Gerard T. Wrixon. The Executive Committee held no meetings during 1998.

     The AUDIT COMMITTEE's principal functions are to review the scope of the annual audit of the Company by its independent auditor, review the annual financial statements of the Company and the related audit report of the Company as prepared by the independent auditor, recommend the selection of the independent auditor each year and review audit and any non-audit fees paid to the Company's independent auditor. The audit reports of the Internal Audit Department are available for review by the Audit Committee. The head of the Internal Audit Department attends Audit Committee meetings and gives reports to and answers inquiries from the Audit Committee. The Audit Committee reports its findings and recommendations to the Board for appropriate action. The Audit Committee is composed of three non-employee directors: Peter A. Schwartz, Chairman; Ronald Rosenzweig; and Prof. Gerard T. Wrixon. The Audit Committee held three meetings in 1998.

     The COMPENSATION COMMITTEE is responsible for executive compensation, including recommending to the Board of Directors the base salary to be paid to the Chief Executive Officer and determining the compensation for all other executive officers, administering and granting awards under the Company's equity-based incentive plans and bonus plans, making recommendations to the Board with respect to the Company's overall compensation policies and employee benefit plans, and performs such duties as the Board may from time to time request. The Compensation Committee is composed of three non-employee directors:
Samuel L. Simmons, Chairman; Steven B. Klinsky; and Peter A. Schwartz. The Compensation Committee held three meetings in 1998.

COMPENSATION OF DIRECTORS

     Employee directors (and non-employee directors who are general partners in partnerships affiliated with Forstmann Little & Co.) do not receive additional compensation for serving on the Company's Board. Non-employee directors receive an annual retainer of $25,000 and committee chairpersons receive an additional $5,000. The non-employee directors' remuneration is paid quarterly. In addition, each non-employee director, upon election to the Board on July 25, 1997, received 1,000 shares of Common Stock which vested immediately and was granted an option to purchase 20,000 shares of Common Stock at an exercise price per share of $14.9375, the fair market value on the date of grant, which option becomes exercisable with respect to one-third of the underlying shares on each of the first three anniversaries of the grant date. If a non-employee director remains in office, a similar option is expected to be granted every three years.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised entirely of non-employee directors none of whom has ever been an officer or employee of the Company.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                           MANAGEMENT OF THE COMPANY

     The following table sets forth certain information known by the Company regarding the beneficial ownership of the Common Stock as of March 15, 1999 (except as otherwise specified) by each beneficial owner of more than five percent of the outstanding Common Stock, by each of the Company's directors, by each of the executives named in the Summary Compensation Table and by all current directors and officers of the Company as a group.

                                                                 NUMBERS OF
                                                             SHARES BENEFICIALLY        PERCENTAGE
NAME                                                              OWNED(1)               OF CLASS
----                                                         -------------------    -------------------
MBO-IV(2)..................................................       2,540,414             6.9
Instrument Partners(2).....................................       2,886,752             7.8
Brinson Partners, Inc.(3)..................................       2,181,898             5.9
FMR Corp.(4)...............................................       3,111,150             8.4
J. & W. Seligman & Co. Incorporated (5)....................       3,084,233             8.4
Reich & Tang Asset Management LP(6)........................       2,877,000             7.8
State of Wisconsin Investment Board(7).....................       2,938,900             8.0
Vanguard Windsor Funds, Inc.(8)............................       2,352,500             6.4
Wellington Management Company, LLP(8)......................       2,352,500             6.4
Andrew M. Caggia(9)(15)....................................         111,953              *
Nicholas C. Forstmann(2)...................................       5,427,166            14.7
Theodore J. Forstmann(2)...................................       5,427,166            14.7
Vincent M. Guercio(10)(15).................................         128,802              *
Winston W. Hutchins(2).....................................       5,427,166            14.7
Steven B. Klinsky(2)(11)...................................       5,477,166            14.9
Wm. Brian Little(2)........................................       2,886,752             7.8
W. John Nelson(12)(15).....................................         190,120              *
Ronald A. Ostertag(13)(15).................................         400,940              *
John P. Phillips(14)(15)...................................          89,154              *
Ronald Rosenzweig(16)......................................           9,791              *
Peter A. Schwartz(16)......................................          13,666              *
Samuel L. Simmons(16)......................................           7,691              *
John A. Sprague(2).........................................       2,886,752             7.8
Prof. Gerard T. Wrixon(16).................................           7,666              *
All current directors and executive officers of the Company
  as a group (13 persons)(2)(17)...........................       6,552,796            17.8

---------------
  * The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

 (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days following March 15, 1999. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days following March 15, 1999 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) The general partner of Instrument Partners, a New York limited partnership ("Instrument Partners"), is FLC XXII Partnership, a general partnership of which Messrs. Wm. Brian Little, Nicholas C. Forstmann, John A. Sprague, Steven B. Klinsky and Winston W. Hutchins, and TJ/JA L.P., a Delaware limited partnership ("TJ/JA L.P."), are general partners. The general partner of TJ/JA L.P. is Theodore J. Forstmann. The general partner of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, a New York limited partnership ("MBO-IV"), is FLC XXIX, L.P., a New York limited partnership of which Messrs. Theodore J. Forstmann, Nicholas C. Forstmann, Steven B. Klinsky, and Winston W. Hutchins, Ms. Sandra J. Horbach, Mr. Erskine B. Bowles, and Mr. Thomas H. Lister are general partners. Accordingly, each of such individuals and partnerships (other than Ms. Horbach, Mr. Bowles and Mr. Lister for the reasons described below) may be deemed the beneficial owners of shares owned by MBO-IV and Instrument Partners in which such individual or partnership is a general partner and, for purposes of this table, such beneficial ownership is included. Ms. Horbach, Mr. Bowles and Mr. Lister do not have any voting or investment power with respect to, or any economic interest in, the shares of GI Common Stock held by MBO-IV; and, accordingly Ms. Horbach, Mr. Bowles and Mr. Lister are not deemed to be the beneficial owners thereof. Theodore J. Forstmann and Nicholas C. Forstmann are brothers. Mr. Little is a special limited partner in FLC XXIX, L.P. and each of FLC XXIX, L.P. and FLC XXII Partnership is a limited partner of Instrument Partners. None of the other limited partners in each of MBO-IV and Instrument Partners is otherwise affiliated with the Company, or Forstmann Little & Co. The address of MBO-IV and Instrument Partners is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153.

 (3) This information is obtained from a Schedule 13G, dated February 3, 1999, filed with the Securities and Exchange Commission (the "Commission") by Brinson Partners, Inc. ("BPI") and UBS AG ("UBS AG"). The Schedule 13G states that: BPI is a regulated investment advisor and an indirect wholly-owned subsidiary of UBS AG, and that UBS AG is reporting indirect beneficial ownership of holdings by reason of its ownership of BPI and UBS
     (USA) Inc., a parent holding company of BPI. BPI reports beneficial ownership of 2,181,898 shares of Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. UBS AG reports beneficial ownership of 2,181,898 shares of Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. Both BPI and UBS AG disclaim beneficial ownership of such shares. BPI's principal business office is located at 209 South LaSalle, Chicago, Illinois 60604-1295. UBS AG's principal business office is located at Bahnhofstrasse 45 8021, Zurich, Switzerland.

 (4) This information is obtained from a Schedule 13G, dated February 1, 1999, filed with the Commission by: FMR Corp., a parent holding company; Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment advisor; Fidelity Low-Priced Stock Fund; Edward C. Johnson 3rd ("Mr. Johnson") and Abigail Johnson ("Ms. Johnson"). FMR Corp., Mr. Johnson and Ms. Johnson each report beneficial ownership of 3,111,150 shares. FMR Corp. reports that it has sole voting power over 82,700 shares, no shared voting power and sole dispositive power over 3,111,150 shares. Mr. Johnson and Ms. Johnson each report no voting power and sole dispositive power over 3,111,150 shares. The Schedule 13G states that through their ownership of voting common stock and the execution of a shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. FMR Corp.'s principal business office is located at 82 Devonshire Street, Boston, Massachusetts 02109.

 (5) This information is obtained from a Schedule 13G, dated February 10, 1999, filed with the Commission by J.&W. Seligman & Co. Incorporated and William
     C. Morris, as the owner of a majority of the outstanding securities of J.&W. Seligman (collectively, "Seligman"). Seligman reports beneficial ownership of 3,084,233 shares. Seligman claims no sole voting power, shared voting power with respect to 2,510,900 shares, no sole dispositive power and shared dispositive power with respect to 3,084,233 shares. Seligman's principal business office is located at 100 Park Avenue, New York, NY 10017.

 (6) This information is obtained from a Schedule 13G, dated February 11, 1999, filed with the Commission by Reich & Tang Asset Management LP ("Reich & Tang"). Reich & Tang reports beneficial ownership of 2,877,000 shares. Reich & Tang claims no sole voting power, shared voting power with respect to 2,877,000 shares, no sole dispositive power and shared dispositive power with respect to 2,877,000. Reich & Tang's principal business office is located at 600 Fifth Avenue, New York, NY 10020.

 (7) This information is obtained from a Schedule 13G, dated January 16, 1999, filed with the Commission by State of Wisconsin Investment Board ("Wisconsin Investment Board"). The Wisconsin Investment Board reports beneficial ownership of 2,938,900 shares. The Wisconsin Investment Board claims sole voting power with respect to 2,938,900 shares, no shared voting power, sole dispositive power with respect to 2,938,900 shares and no shared dispositive power. The Wisconsin Investment Board's principal business office is located at P.O. Box 7842, Madison, Wisconsin 53707.

 (8) Information regarding the ownership of Common Stock by Wellington Management Company, LLP ("WMC") was obtained from a Schedule 13G, dated December 31, 1998, filed with the Commission by WMC. WMC reports beneficial ownership of 2,352,500 shares of Common Stock. The shares are owned of record by clients of WMC including Vanguard Windsor Fund (see below). WMC, in its capacity as investment advisor, may be deemed to beneficially own the shares which are held of record by the clients of WMC. With the exception of Vanguard Windsor Fund, no such client is known to have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, shares representing more than 5% of the outstanding Common Stock. WMC shares dispositive power as to all 2,352,500 shares and has no voting power as to such shares. WMC's principal business offices are located at 75 State Street, Boston, MA 02109. Information regarding the ownership of Common Stock by Vanguard Windsor Funds
     Inc. -- Windsor Fund ("Vanguard Windsor") was obtained from a Schedule 13G, dated February 12, 1999, filed with the Commission by Vanguard Windsor. Vanguard Windsor reports beneficial ownership of 2,352,500 shares of Common Stock. Vanguard Windsor shares dispositive power as to all 2,352,500 shares and has sole voting power as to all 2,352,500 shares.

 (9) Includes (i) 105,576 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 15, 1999 and (ii) 1,035 shares held by the spouse of Andrew M. Caggia.

(10) Includes 105,388 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 15, 1999.

(11) Includes 50,000 shares held by Steven B. Klinsky directly.

(12) Includes 177,570 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 15, 1999.

(13) Includes (i) 382,028 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 15, 1999 and (ii) 225 shares held by the spouse of Ronald A. Ostertag.

(14) Includes 85,295 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 15, 1999.

(15) Includes the number of shares which were held by the trustee of the Savings Plan and were allocated to the individual's respective account under the Savings Plan as of February 28, 1999 as follows: Andrew M. Caggia, 2,307 shares; Vincent M. Guercio, 18,414 shares; W. John Nelson, 2,950 shares; Ronald A. Ostertag, 3,560 shares; and John P. Phillips, 859 shares.

(16) Includes 6,666 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 15, 1999.

(17) Includes 980,758 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 15, 1999. Includes an aggregate of 32,725 shares which were held by the trustees of the Savings Plan and were allocated to the current officers' respective accounts under the Savings Plan as of February 28, 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and holders of more than 10% of the outstanding Common Stock to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. The Company undertakes to make such filings on behalf of its directors and executive officers. Based on written representations of reporting persons and a review of those reports, the Company believes that during the year ended December 31, 1998 its executive officers and directors and holders of more than 10% of the outstanding Common Stock complied with all applicable Section 16(a) filing requirements.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth individual compensation information for all services rendered in all capacities for the last three fiscal years for the individual who served as Chief Executive Officer during 1998 and the other four most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1998 (the "named executive officers").

                                                                                LONG-TERM
                                                                              COMPENSATION
                                             ANNUAL COMPENSATION              -------------
                                  -----------------------------------------    SECURITIES
NAME AND                            BASE                     OTHER ANNUAL      UNDERLYING        ALL OTHER
PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)(A)   COMPENSATION(B)   OPTIONS(#)(C)   COMPENSATION($)
------------------         ----   ---------   -----------   ---------------   -------------   ---------------
Ronald A. Ostertag.......  1998   $450,000     $143,000        $     --          225,000         $167,459(d)
  Chairman, President      1997    375,000      215,000              --          198,859            5,983
  and Chief Executive      1996    320,000           --              --           59,067            5,460
  Officer
W. John Nelson...........  1998   $235,000     $ 52,000        $111,744(e)        60,000         $ 94,628(d)
  President, Asia          1997    223,200      110,000         133,643(e)        99,431            5,324
  Pacific Operations       1996    215,209           --         150,853(f)        13,783            5,275
Vincent M. Guercio.......  1998   $223,000     $ 22,000        $     --           60,000         $ 71,863(d)
  Senior Vice President,   1997    204,654       77,616              --           48,435            5,245
  e-commerce               1996    185,622           --              --           13,783            5,168
Andrew M. Caggia.........  1998   $223,000     $ 37,000        $     --           60,000         $ 69,154(d)
  Senior Vice President    1997    198,608       90,616              --           47,057            5,609
  and Chief Financial      1996    168,743           --              --           11,813            5,107
  Officer
John P. Phillips.........  1998   $223,000     $ 42,000        $121,295(f)        60,000         $ 68,723(d)
  President, Europe and    1997    197,492       75,029          18,342(e)        48,435            6,148
  North America
  Operations               1996    165,919           --              --               --            5,097

---------------
(a) Amounts reported for 1998 reflect discretionary cash bonus awards paid in 1999. No awards were paid under the Company's Annual Incentive Plan with respect to performance in 1998 (see "Report of the Compensation
    Committee -- Annual Incentive Bonus"). Amounts reported for 1997 reflect cash bonus awards paid pursuant to the Company's Annual Incentive Plan in 1998 with respect to performance in 1997. No cash bonus awards were paid pursuant to the GI Annual Incentive Plan in 1997 with respect to performance in 1996.

(b) Unless otherwise indicated, with respect to any individual named in the above table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(c) Reflects the number of shares of Common Stock underlying options granted in 1998 under the Amended and Restated General Semiconductor, Inc. 1993 Long-Term Incentive Plan and the Company's 1998 Long-Term Incentive Plan.

(d) Reflects (i) payment by the Company in 1998 of premiums for group term life insurance of $3,151, $548, $773, $1,004 and $1,623 on behalf of each of Messrs. Ostertag, Nelson, Guercio, Caggia, and Phillips, respectively, (ii) the matching contribution for 1998 by the Company under the General Semiconductor, Inc. Savings Plan in the amount of $4,308 for Mr. Ostertag and $4,800 for each of Messrs. Nelson, Guercio, Caggia and Phillips, and
    (iii) Stay Incentive bonuses of $160,000, $89,280, $66,290, $63,350 and
    $62,300 to Messrs. Ostertag, Nelson, Guercio, Caggia and Phillips, respectively, pursuant to severance protection and stay agreements with the Company entered into on July 28, 1997 (see "Severance Protection and Other Agreements").

(e) Reflects foreign service premium, cost of living adjustment, and overseas housing allowance.

(f) Reflects relocation costs, foreign service premium, cost of living adjustment, and overseas housing allowance.

STOCK OPTIONS

     The following table sets forth information for the year ended December 31, 1998 with respect to grants to the named executive officers of stock options to purchase Common Stock. These grants were made pursuant to the Amended and Restated General Semiconductor, Inc. 1993 Long-Term Incentive Plan and the Company's 1998 Long-Term Incentive Plan and are reflected in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE VALUE
                         -------------------------------------------------------     AT ASSUMED ANNUAL RATES
                         NUMBER OF                                                       OF STOCK PRICE
                         SECURITIES      % OF TOTAL                                       APPRECIATION
                         UNDERLYING    OPTIONS GRANTED   EXERCISE/                     FOR OPTION TERM(C)
                          OPTIONS       TO EMPLOYEES     BASE PRICE   EXPIRATION   ---------------------------
                         GRANTED(#)    IN FISCAL YEAR      ($/SH)        DATE         5%($)         10%($)
                         ----------    ---------------   ----------   ----------   -----------   -------------
Ronald A. Ostertag.....    75,000(a)        12.4%         $12.3750     01/29/08     $583,693      $1,479,192
                          150,000(b)        13.6           7.0625      10/26/08      666,235       1,688,371
W. John Nelson.........    20,000(a)         3.3          12.3750      01/29/08      155,651         394,451
                           40,000(b)         3.6           7.0625      10/26/08      177,663         450,232
Vincent M. Guercio.....    20,000(a)         3.3          12.3750      01/29/08      155,651         394,451
                           40,000(b)         3.6           7.0625      10/26/08      177,663         450,232
Andrew M. Caggia.......    20,000(a)         3.3          12.3750      01/29/08      155,651         394,451
                           40,000(b)         3.6           7.0625      10/26/08      177,663         450,232
John P. Phillips.......    20,000(a)         3.3          12.3750      01/29/08      155,651         394,451
                           40,000(b)         3.6           7.0625      10/26/08      177,663         450,232

---------------
(a) These options were granted pursuant to the Amended and Restated General Semiconductor, Inc. 1993 Long-Term Incentive Plan. One-third of these options are exercisable. The remaining two-thirds will become exercisable with respect to one-third of the shares covered thereby on January 29 in each of 2000 and 2001. In the event of a change in control of the Company, all such options shall become immediately and fully exercisable.

(b) These options were granted pursuant to the Company's 1998 Long-Term Incentive Plan and will become exercisable with respect to one-third of the shares covered thereby on October 26, in each of 1999, 2000 and 2001. In the event of a change in control of the Company, all such options shall become immediately and fully exercisable.

(c) Sets forth potential option gains based on assumed annualized rates of stock price appreciation from the market price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission, and do not represent the Company's estimate or projection of future Common Stock prices.

AGGREGATED OPTION EXERCISES AND YEAR-END VALUE

     The following table sets forth as of December 31, 1998, for each of the named executive officers listed (i) the total number of shares received upon exercise of options during 1998, (ii) the value realized upon such exercise,
(iii) the total number of unexercised options to purchase Common Stock (exercisable and unexercisable) and (iv) the value of such options which were in-the-money at December 31, 1998 (based on the difference between the closing price of the Common Stock at December 31, 1998 and the exercise price of the option on such date).

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED          IN-THE-MONEY STOCK
                                                                   OPTIONS AT                      OPTIONS
                                SHARES                         FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)(A)
                             ACQUIRED ON        VALUE      ---------------------------   ---------------------------
NAME                        EXERCISE(#)(B)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        --------------   -----------   -----------   -------------   -----------   -------------
Ronald A. Ostertag........       --              --          290,743        322,131        $5,888        $168,750
W. John Nelson............       --              --          133,167        112,503         2,453          45,000
Vincent M. Guercio........       --              --           77,983         91,500         1,178          45,000
Andrew M. Caggia..........       --              --           79,286         90,385         2,208          45,000
John P. Phillips..........       --              --           62,483         86,907         1,227          45,000

---------------
(a) Based on the difference between the closing price of $8.1875 per share at December 31, 1998, as reported on the NYSE Composite Tape, and the exercise price of the outstanding stock options on such date.

(b) No options were exercised in 1998 by any of the named executive officers.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of General Semiconductor, Inc. is providing this report to enable stockholders to understand the goals, policies and procedures relevant in establishing the compensation of the Company's Chief Executive Officer and other executive officers.

     The Compensation Committee of the Board of Directors of the Company is comprised entirely of non-employee directors. The Compensation Committee considers and recommends to the Board of Directors the base salary to be paid to the Chief Executive Officer, determines the base salary for all other executive officers and others as appropriate, administers and grants awards under the Company's equity-based incentive plans, administers the bonus plans of the Company, makes recommendations to the Board with respect to the Company's overall compensation policies and employee benefit plans, and performs such duties as the Board may from time to time request.

     The Company's compensation philosophy is in keeping with the Company's mission statement and is based on the premise that the achievements of the Company result from the efforts of employees working toward common goals and objectives. The Company's compensation program is designed to reward its executive officers and other employees through a combination of equity-based and cash compensation and to attract, retain, and motivate highly qualified employees. The Compensation Committee generally sets compensation levels for executives based on a review of available data from comparable companies. A substantial portion of the Company's total cash compensation is intended to vary based on the Company's performance and reinforce the alignment of employee and stockholder interests. Compensation of executive officers and other management employees, including the Chief Executive Officer, is comprised of three principal elements: (i) stock ownership, (ii) base salary and (iii) annual bonuses, each of which is described below.

STOCK OWNERSHIP

     The Compensation Committee believes that executive officers and other employees, who are in a position to make a substantial contribution to the long-term success of the Company and to build stockholder value, should have a significant stake in the Company's ongoing success. Accordingly, one of the Company's principal methods of motivating executive officers and other employees is through a broad-based stock option program.

     On March 18, 1998, the Board of Directors adopted the 1998 Long-Term Incentive Plan, (the "1998 LTIP"), which was approved by the stockholders at the 1998 Annual Meeting. The 1998 LTIP will be the principal plan through which the Company's executive officers and other employees will receive equity-based incentive awards in the future.

     Management recommends to the Compensation Committee those executive officers and other employees to whom options should be granted and the number of options to be granted to them. The recommendations are based on a review of the employee's individual performance, position and level of responsibility in the Company, long-term potential contribution to the Company and the number of options previously granted to the employee. Neither management nor the Compensation Committee assigns specific weights to these factors, although the executive's position and a subjective evaluation of his or her performance are considered most important. Generally, the number of options granted to an executive reflects his or her level of responsibility and position in the Company.

     To encourage employees to remain in the employ of the Company, options generally vest and become exercisable over a three year period and are not exercisable until one year after the date of grant.

     During 1998, the Compensation Committee made two option grants. On January 29, 1998, the Compensation Committee granted a total of 127,500 options under the Amended and Restated 1993 Long-Term Incentive Plan (the "1993 LTIP") to a total of seven officers, including a total of 80,000 options to the named executive officers (other than the Chief Executive Officer). The options were granted at an exercise price of $12.375 per share, the closing market price per share of Common Stock on that date, to become exercisable in one-third increments on January 29, 1999, January 29, 2000, and January 29, 2001. The Compensation Committee approved a second option grant in 1998 in order to continue to motivate the executive officers and other employees, since the January grant had been made under the 1993 LTIP, and a limited number of shares remained available under that plan. On October 26, 1998, the Compensation Committee granted a total of 253,350 options under the 1998 LTIP to a total of seven officers, including a total of 160,000 options to the named executive officers (other than the Chief Executive Officer). The options were granted at an exercise price of $7.0625 per share, the closing market price per share of Common Stock on that date, to become exercisable in one-third increments on October 26, 1999, October 26, 2000, and October 26, 2001.

BASE SALARY

     Base salary is intended to provide annual cash compensation that is consistent with the executive officer's position and contributions, and is competitive with comparable companies. Salaries paid to executive officers (other than the Chief Executive Officer) are based on the Chief Executive Officer's recommendations to the Compensation Committee, which is responsible for reviewing and approving or disapproving those recommendations.

     No base salary changes were recommended to, or considered by, the Compensation Committee for the Chief Executive Office or for six of the seven other executive officers in 1998, since base salary increases were previously made effective as of July 28, 1997, the date of the Company's restructuring. The Compensation Committee did approve a salary increase for W. John Nelson effective January 1, 1998, as his previous change in base salary was October 1, 1996.

ANNUAL INCENTIVE BONUS

     The Company has an Annual Incentive Plan which is intended to provide a means of annually rewarding certain employees, including the named executive officers, based on the performance of the Company and on the achievement of personal performance objectives. This approach allows management to focus on key business objectives in the short-term and to support the long-term performance orientation of stock ownership.

     Bonuses for executive officers are generally a function of the Company's achievement of its earnings per share target and its consolidated operating income target. Under the Annual Incentive Plan, if a financial target is exceeded, the portion of the bonus based on that target is increased above the target level, but may not exceed 150% of the target level. The maximum award any executive officer may receive for any performance period is 150% of the participant's base salary times his or her target award percentage. Awards are earned if the Company attains or exceeds 90% of the financial targets referred to above. No awards were earned under the Annual Incentive Plan in 1998. In the event a bonus is not payable under the Annual Incentive Plan, the Compensation Committee may approve the awarding of discretionary bonuses. In recognition of the Company's increased market share in the face of the Asian economic crisis and extreme pricing pressures, its substantial cost reductions in its global operations, its major restructuring, and its outperforming many of its competitors in key financial indicators, the Compensation Committee awarded each of the named executive officers (other than the Chief Executive Officer) a discretionary bonus payment in 1999 for performance in 1998, which payments are reflected in the Summary Compensation Table.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Ronald A. Ostertag has been Chairman of the Board, President, and Chief Executive Officer of the Company since July 1997. His 1998 base salary was at an annual rate of $450,000 and his 1998 target bonus percentage under the Annual Incentive Plan was 65%. Mr. Ostertag's base salary and target bonus percentage for 1998 were not changed in 1998. On January 29, 1998 Mr. Ostertag was granted an option under the 1993 LTIP to purchase 75,000 shares of Common Stock at an exercise price of $12.375 per share, the closing market price per share of Common Stock on that date, to become exercisable in one-third increments on January 29, 1999, January 29, 2000 and January 29, 2001. On October 26, 1998 Mr. Ostertag was granted an option under the 1998 LTIP to purchase 150,000 shares of Common Stock at an exercise price of $7.0625 per share, the closing market price per share of Common Stock on that date, to become exercisable in one-third increments on October 26, 1999, October 26, 2000 and October 26, 2001. The rationale for Mr. Ostertag's option grants is described under the caption "Stock Ownership" above.

     The Compensation Committee recommended, and the Board of Directors approved, a discretionary bonus payment in 1999 for performance in 1998 for Mr. Ostertag in the amount of $143,000, which payment is reflected in the Summary Compensation Table.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code"), which was enacted in 1993, generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. Section 162(m), however, allows a federal income tax deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders.

     The Compensation Committee has considered the tax deductibility of compensation awarded under the 1993 LTIP, the 1998 LTIP and the Annual Incentive Plan in light of Section 162(m). The Company has structured and intends to administer the stock option and stock appreciation right portions of the 1993 LTIP and the stock option, stock appreciation right, performance share and performance unit portions of the 1998 LTIP, and has structured the annual cash bonus paid under the Annual Incentive Plan to the Chief Executive Officer, with the intention that the compensation thereunder may qualify as "performance-based compensation" and, if so qualified, would be deductible. No executive officer's compensation in 1998 exceeded $1 million. It is not expected that any executive officer's compensation will be non-deductible in 1999 by reason of the application of Section 162(m).

Respectfully submitted,

Compensation Committee
Samuel L. Simmons, Chairman
Steven B. Klinsky
Peter A. Schwartz

PENSION PLAN AND SERP

     The following table shows, as of December 31, 1998, estimated aggregate annual benefits payable upon retirement at age 65 under the General Semiconductor, Inc. Pension Plan for Salaried and Hourly Paid Non-Union Employees (the "Pension Plan") and the General Semiconductor, Inc. Supplemental Executive Retirement Plan (the "SERP").

                               PENSION PLAN TABLE

AVERAGE ANNUAL BASIC                            ESTIMATED ANNUAL BENEFITS UPON RETIREMENT,
REMUNERATION DURING                                  WITH YEARS OF SERVICE INDICATED
SIXTY CONSECUTIVE CALENDAR               --------------------------------------------------------
MONTHS PRIOR TO RETIREMENT               15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
--------------------------               --------    --------    --------    --------    --------
$125,000...............................  $25,790     $34,387     $42,984     $ 51,581    $ 51,581
 150,000...............................   31,415      41,887      52,359       62,831      62,831
 175,000...............................   37,040      49,387      61,734       74,081      74,081
 200,000...............................   42,665      56,887      71,109       85,331      85,331
 225,000...............................   48,290      64,387      80,484       96,581      96,581
 250,000...............................   53,915      71,887      89,859      107,831     107,831
 300,000...............................   57,290      76,387      95,484      114,581     114,581

     The compensation covered by the Company's Pension Plan and the Company's SERP is substantially that described under the "Salary" column of the Summary Compensation Table. However, pursuant to Section 401(a)(17) of the Code, the maximum amount of compensation that can be considered in computing benefits under the Company's Pension Plan for 1998 was $160,000. Under the SERP, compensation for 1998 in excess of $160,000, but not exceeding $265,000, is considered in computing benefits. Accordingly, the total compensation covered by the Company's Pension Plan and the Company's SERP for the calendar year 1998 was $265,000 for Mr. Ostertag, $235,000 for Mr. Nelson, and $223,000 for each of Messrs. Guercio, Caggia and Phillips. Credited years of service under both the Pension Plan and the SERP as of December 31, 1998 are as follows: Mr. Ostertag, 20 years; Mr. Nelson, 8 years; Mr. Guercio, 24 years, Mr. Caggia, 12 years and Mr. Phillips, 9 years. Estimated benefits set forth in the Pension Plan Table were calculated on the basis of a single life annuity and Social Security covered compensation as in effect during 1998. Such estimated benefits are not subject to any deduction for Social Security or other offset amounts.

     Pursuant to the terms of the SERP, in the event of a change in control of the Company (as defined in the SERP), the present value lump sum actuarial equivalent of each of the named executive officer's supplemental benefit under the SERP on the date of the change of control will be paid to the individual immediately in a lump sum in cash.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return on $100 invested on July 28, 1997, the date General Semiconductor's stock was first publicly traded, in each of the General Semiconductor Common Stock, the Standard & Poor's 500 Index ("S&P 500"), the Standard & Poor's Mid-Cap 400 Index ("S&P 400"), the Standard & Poor's SmallCap 600 Index ("S&P 600") and the Standard & Poor's SmallCap Technology Index ("S&P SCT"). In 1998, the Company's stock performance graph compared the Company's stock performance to the S&P 500 and the S&P 400. For subsequent years, the Company will substitute the S&P 600 (to which the Company was added in 1998) and the S&P SCT. The Company believes the S&P 600 and the S&P SCT provide a better comparison than the S&P 500 and the S&P 400, because the relative size and nature (sales, assets, market capitalization and other factors) of the companies included in the S&P 600 and the S&P SCT are more comparable to the Company. Accordingly, the comparison of the Company's stock performance to the S&P 500 and the S&P 400 indices is included for historical purposes only and will not be included next year. The return of the Standard & Poor's indices is calculated assuming reinvestment of dividends. General Semiconductor has not paid any dividends. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                        QUARTERLY PERFORMANCE COMPARISON
[QUARTERLY PERFORMANCE COMPARISON LINE GRAPH]

                                     GENERAL
                                  SEMICONDUCTOR         S&P 500[            S&P 400[            S&P 600[             S&P SCT
                                  -------------         --------            --------            --------             -------
Jul 28, 97                           100.00              100.00              100.00              100.00              100.00
Sep 97                                87.00              102.00              108.00              111.00              112.00
Dec 97                                78.00              104.00              109.00              108.00               92.00
Mar 98                                81.00              119.00              121.00              120.00              102.00
Jun 98                                67.00              123.00              119.00              115.00               94.00
Sep 98                                41.00              111.00              102.00               91.00               71.00
Dec 98                                56.00              134.00              130.00              107.00               94.00

                   SEVERANCE PROTECTION AND OTHER AGREEMENTS

     On October 23, 1998, the Company entered into amended and restated severance protection agreements (the "Severance Agreements") with its Chief Executive Officer and its other executive officers, which supersede the severance protection and stay agreements entered into on July 28, 1997 (the "Former Agreements"). During 1998, each of the named executive officers received Stay Incentive bonuses pursuant to the Former Agreements, which are reflected in the Summary Compensation Table, for remaining in the employ of the Company through May 31, 1998. The Severance Agreements continue in effect until December 31, 1999 and are automatically extended for one year each January 1 thereafter unless notification is given to either the Company or the executive.

     The Severance Agreements provide severance pay and other benefits in the event of a termination of employment within 24 months of a Change in Control (as defined in the Severance Agreements) of the Company if such termination is (i) by the Company without Cause (other than by reason of the executive's Disability or death) (as such terms are defined in the Severance Agreements), or (ii) by the executive (other than the Chief Executive Officer) for Good Reason (as defined in the Severance Agreements) or in the case of the Chief Executive Officer, for any reason. Such severance pay will be in an amount equal to two and one-half times the sum of the executive's base salary and the executive's bonus amount that would be payable to the executive in the year of termination in the case of the Chief Executive Officer and two times such sum in the case of all other executive officers. In addition, the Company will pay the executive all accrued but unpaid compensation and a pro rata bonus (calculated up to the executive's termination date). The executive's benefits will be continued for either 30 months, in the case of the Chief Executive Officer, or 24 months in the case of all other executive officers. The executive will also receive limited reimbursement for outplacement, tax and financial planning assistance and reimbursement for relocation under certain circumstances. If the executive's employment is terminated without Cause (i) within six months prior to a Change in Control or (ii) prior to the date of a Change in Control but (A) at the request of a third party who effectuates a Change in Control or (B) otherwise in connection with, or in anticipation of, a threatened Change in Control which actually occurs, such termination shall be deemed to have occurred after the Change in Control.

     If the executive's employment is terminated by the Company for Cause or Disability, by reason of the executive's death or by the executive other than the Chief Executive Officer other than for Good Reason, the Company shall pay to the executive his accrued compensation. In addition, in the case of a termination by the Company for Disability or due to the executive's death, the executive will receive a pro rata bonus in addition to accrued compensation.

     The Severance Agreements provide for a gross-up payment by the Company in the event that the total payments due the executive under the agreement or otherwise exceed by $10,000 or more the maximum amount which could be paid without being subject to the excise tax under Section 4999 of the Code. In such an event, the Company will pay an additional amount so that the executive is made whole on an after-tax basis from the effect of the excise tax. In the event that such payments exceed the aforementioned amount by less than $10,000, the payments shall be reduced to the extent necessary so that no excise tax is payable.

     Except for the severance protection agreements described above, the Company's Pension Plan and SERP (see "Pension Plan and SERP"), the 1993 LTIP, the 1998 LTIP, the Annual Incentive Plan and the Company's Deferred Compensation Plan, there are no compensatory plans or arrangements with respect to any of the named executive officers which are triggered by, or result from, a change in control of the Company or a change in such executive's responsibilities or any other termination of such executive's employment following a change in control.

     The following is a brief description of the change in control provisions of the Company's employee compensation plans.

ANNUAL INCENTIVE PLAN

     The Annual Incentive Plan is the Company's annual cash bonus incentive plan for the Chief Executive Officer and certain other key employees. In the event of a Change in Control of the Company (as defined in the Annual Incentive Plan), within 60 days thereafter, the Company will pay to each participant in the plan immediately prior to such Change in Control (regardless of whether such participant remains in the employ of the Company following the Change in Control) a pro rata portion of his or her bonus award assuming that all performance percentages are 100%.

DEFERRED COMPENSATION PLAN

     The Company's Deferred Compensation Plan allows a select group of management or highly compensated employees to defer a percentage of compensation or a specified dollar amount each year; up to 50% of base salary and 100% of bonus earned. Amounts deferred are payable in a lump sum or in annual installments pursuant to the terms of an irrevocable election made by the participant or earlier upon termination of the participant's employment.

     Upon a Change in Control of the Company (as defined in the plan), the Deferred Compensation Plan will terminate and each participant will be paid his or her entire deferred account balance in a single lump sum.

1998 LTIP AND 1993 LTIP

     The 1998 LTIP provides for the granting of stock options, stock appreciation rights ("SARs"), dividend equivalent rights, restricted stock, performance units, performance shares, phantom stock, director shares and share awards to employees, officers, consultants, advisors and directors of the Company and its subsidiaries.

Pursuant to the terms of the 1998 LTIP and subject to an optionee's or grantee's rights under his or her option or award agreement, in the event of a Change in Control of the Company (as defined in the 1998 LTIP), (i) all stock options will become immediately and fully exercisable and, to the extent set forth in the agreement evidencing the grant, the optionee may elect to receive a cash payment within 60 days of the Change in Control with respect to all or a portion of any unexercised options, (ii) all SARs will become immediately and fully exercisable and, to the extent set forth in the agreement evidencing the grant of a SAR unrelated to an option, the grantee will be entitled to receive a payment of cash or stock upon exercise of the SAR, (iii) any restrictions on restricted stock shall lapse, unless the Compensation Committee determined otherwise at the time of the grant, (iv) all or a portion of any performance units will become fully vested, as determined by the Compensation Committee at the time of grant, and will entitle the grantee to a cash payment within 10 days of the Change in Control in an amount as determined by the Compensation Committee at the time of the grant, and (v) any restrictions on performance shares shall lapse unless the Compensation Committee determined otherwise at the time of the grant. In addition, in the event that an optionee's or grantee's employment with, or service as a director of, the Company terminates following a Change in Control, each option or SAR exercisable as of the date of such termination shall remain exercisable for the longer of (i) the first anniversary of such termination or
(ii) the stated expiration of the term of the option or SAR.

     The 1993 LTIP has been terminated with respect to the granting of any new awards. Stock options and other awards previously granted pursuant to the 1993 LTIP, however, remain outstanding. Pursuant to the terms of the 1993 LTIP and subject to an optionee's rights under his or her option award agreement, in the event of a Change of Control of the Company (as defined in the 1993 LTIP), all stock options granted pursuant to the 1993 LTIP will become immediately and fully exercisable.

                       CERTAIN RELATED PARTY TRANSACTIONS

     Since 1989, the Company has been a party to a Research Agreement with National Microelectronics Research Centre (the "Centre"), a non-profit educational and research facility (funded in significant part by industrial research projects) located at University College, Cork, Ireland. Pursuant to this agreement, the Company makes annual payments to the Centre to sponsor research in a minimum amount of $150,000 (subject to increase for particular research projects specified by the Company). Payments under this agreement were approximately $150,000 in 1998. Prof. Gerard T. Wrixon, a director of the Company, was a Founder and Director of the Centre from 1982 until January 1999.

                           CERTAIN LEGAL PROCEEDINGS

     A securities class action is presently pending in the United States District Court for the Northern District of Illinois, Eastern Division, In Re General Instrument Corporation Securities Litigation. This action, which consolidates numerous class action complaints filed in various courts between October 10 and October 27, 1995, is brought by plaintiffs, on their own behalf and as representatives of a class of purchasers of GI Common Stock during the period March 21, 1995 through October 18, 1995. The complaint alleges that, prior to the Distribution, GI and certain of its officers and directors, as well as Forstmann Little & Co. and certain related entities, violated the federal securities laws, namely, Sections 10(b) and 20(a) of the Exchange Act, by allegedly making false and misleading statements and failing to disclose material facts about GI's planned shipments in 1995 of its CFT 2200 and DigiCipher II products. Also pending in the same court, under the same name, is a derivative action brought on behalf of the Company. The derivative action alleges that, prior to the Distribution, the members of the GI Board of Directors, several of its officers and Forstmann Little & Co. and related entities have breached their fiduciary duties by reason of the matter complained of in the class action and the defendant's alleged use of material non-public information to sell shares of GI Common Stock for personal gain. In connection with the Distribution, General Instrument Corporation (formerly "NextLevel Systems, Inc.") agreed to indemnify the Company with respect to its obligations, if any, relating to these actions.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Based on the recommendation of the Audit Committee, the Board of Directors appointed Deloitte & Touche LLP, independent certified public accountants, to audit and report on the consolidated financial statements of the Company for the year ending December 31, 1999 and to perform such other services as may be required of them. The Board of Directors is asking the stockholders to ratify and approve this action. Deloitte & Touche LLP has served as the Company's independent certified public accountants since September 1990. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded the opportunity, if so desired, to make a statement or respond to appropriate questions that may come before the Annual Meeting.

     Although such ratification is not required by law, the Board of Directors believes that stockholders should be given the opportunity to express their views on the subject. While not binding on the Board of Directors, the failure of the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants would be considered by the Board of Directors in determining whether to continue with the services of Deloitte & Touche LLP.

          STOCKHOLDER PROPOSALS FOR THE COMPANY'S 2000 ANNUAL MEETING

     Stockholders who intend to present proposal(s) at the 2000 Annual Meeting, and who wish to have such proposal(s), included in the proxy statement for such meeting, must submit such proposal(s) in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary, General Semiconductor, Inc., 10 Melville Park Road, Melville, New York 11747, which notice must be received no later than December 16, 1999. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the Company's proxy statement for its 2000 Annual Meeting.

     In addition, under the Company's By-laws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at an annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by the Company generally not less than 60 days nor more than 90 days in advance of an annual meeting. To be in proper written form, a stockholder's notice must contain the specific information required by the Company's By-laws. A copy of the Company's By-laws which describes the advance notice procedures can be obtained from the Secretary of the Company.

                            SOLICITATION OF PROXIES

     Proxies will be solicited electronically, by mail, telephone, or other means of communication. Solicitation of proxies also may be made by directors, officers and regular employees of the Company. The Company has retained Kissel Blake, Inc. to assist in the solicitation of proxies from stockholders. Kissel Blake, Inc. will receive a fee of $5,000 plus reimbursement of certain out-of-pocket expenses. The Company will reimburse brokerage firms, custodians, nominees and fiduciaries in accordance with the rules of the NYSE, for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The cost of soliciting proxies will be borne by the Company.

                                 OTHER MATTERS

     The Company knows of no other matter to be brought before the Annual Meeting. If any other matter requiring a vote of the stockholders should come before the Annual Meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with their best judgement.

     The Company will furnish, without charge, to each person whose proxy is being solicited upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission (excluding exhibits). Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Requests in writing for copies of any such materials should be directed to General Semiconductor, Inc., 10 Melville Park Road, Melville, New York 11747, Attention:
Vice President, Investor Relations.

                                          By Order of the Board of Directors,

                                          /s/ Stephen B. Paige
                                          Stephen B. Paige
                                          Secretary

Dated:  March 31, 1999
Melville, New York

PROXY

                           GENERAL SEMICONDUCTOR, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 12, 1999

The undersigned hereby appoints Andrew M. Caggia, Robert J. Gange, and Stephen
B. Paige and each or either of them his/her attorneys and agents, with full power of substitution, to vote as Proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of General Semiconductor, Inc. (the "Company") to be held at Chase Manhattan Bank, 270 Park Avenue, 11th Floor, New York, New York 10017, on Wednesday, May 12, 1999 at 10:00 a.m., local time, and at any adjournment thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated March 31, 1999. IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE AND TWO.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

              (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)


                                                                  SEE REVERSE
                                                                     SIDE

                             -FOLD AND DETACH HERE-

                                                             Please mark   / X /
                                                             your vote as
                                                             indicated in
                                                             this example.


THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSALS ONE AND TWO.

                         FOR                    WITHHOLD AUTHORITY
                    ALL NOMINEES                  TO VOTE FOR ALL
                    LISTED BELOW                  NOMINEES LISTED
                  (EXCEPT AS MARKED                    BELOW
                  TO THE CONTRARY)

                      /   /                            /   /

PROPOSAL ONE: To elect six directors of the Company to serve until the next annual meeting of stockholders and until the election and qualification of their respective successors.

Nominees: Steven B. Klinsky, Ronald A. Ostertag, Ronald Rosenzweig, Peter A. Schwartz, Samuel L. Simmons and Prof. Gerard T. Wrixon

INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME.

PROPOSAL TWO: To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's Auditor for the fiscal year ending December 31, 1999.

            FOR           AGAINST         ABSTAIN

            /  /           /  /             /  /

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature(s):____________________________________________ Date: ________________
Signature(s):____________________________________________ Date: ________________
Please sign as name appears hereon. If acting as attorney, executor, administrator, trustee, guardian, etc., you should so indicate when signing. If shares are held jointly, both parties must sign and date.

                             -FOLD AND DETACH HERE-

PROXY

                           GENERAL SEMICONDUCTOR, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 12, 1999

The undersigned hereby authorizes and directs State Street Bank and Trust Company, as Special Fiduciary (the "Special Fiduciary") of the General Semiconductor, Inc. Savings Plan (the "Plan"), to direct Vanguard Fiduciary Trust, as Trustee (the "Trustee") of the Plan to vote as Proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of General Semiconductor, Inc. (the "Company") to be held at Chase Manhattan Bank, 270 Park Avenue, 11th Floor, New York, New York 10017, on Wednesday, May 12, 1999 at 10:00 a.m., local time, and at any adjournment thereof, all shares of Common Stock of General Semiconductor, Inc. allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the discretion of the Special Fiduciary on any other matters that may properly come before the meeting or any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated March 31, 1999.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED BY THE TRUSTEE, AS DIRECTED BY THE SPECIAL FIDUCIARY, IN ITS SOLE DISCRETION IN THE BEST INTEREST OF THE PLAN PARTICIPANTS AND BENEFICIARIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

              (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)

                                                                   SEE REVERSE
                                                                      SIDE

                             -FOLD AND DETACH HERE-

                                                            Please mark      /X/
                                                            your vote as
                                                            indicated in
                                                            this example.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSALS ONE AND TWO.

                       FOR                         WITHHOLD AUTHORITY
                  ALL NOMINEES                       TO VOTE FOR ALL
                  LISTED BELOW                       NOMINEES LISTED
                (EXCEPT AS MARKED                         BELOW
                TO THE CONTRARY)

                     /  /                                /   /

PROPOSAL ONE: To elect six directors of the Company to serve until the next annual meeting of stockholders and until the election and qualification of their respective successors.

Nominees: Steven B. Klinsky, Ronald A. Ostertag, Ronald Rosenzweig, Peter A. Schwartz, Samuel L. Simmons and Prof. Gerard T. Wrixon

INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME.

PROPOSAL TWO: To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's Auditor for the fiscal year ending December 31, 1999.

     FOR       AGAINST           ABSTAIN

     /  /       /  /               /  /

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature(s):___________________________________  Date: __________________
Please sign as name appears hereon. If acting as attorney, executor, administrator, trustee, guardian, etc., you should so indicate when signing.

                             -FOLD AND DETACH HERE-